Exhibit 5.1

One Financial Center Boston, MA 02111 617 542 6000 mintz.com

February 10, 2025

Sera Prognostics, Inc.

2749 East Parleys Way, Suite 200

Salt Lake City, Utah 84109

Ladies and Gentlemen:

We have acted as legal counsel to Sera Prognostics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a prospectus supplement, dated February 10, 2025 (the “Prospectus Supplement”) to a prospectus dated August 13, 2024 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”), filed pursuant to a Registration Statement (File No. 333-281347) on Form S-3 (the “Registration Statement”), filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the sale of (i) an aggregate of 3,125,000 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), which includes 1,875,000 Shares of the Company’s Common Stock that may be sold pursuant to the exercise of an option to purchase additional shares, and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 11,250,000 shares of Common Stock (the “Pre-Funded Warrant Shares”), pursuant to an underwriting agreement (the “Underwriting Agreement”), dated February 10, 2025, between the Company and Jefferies LLC, TD Securities (USA) LLC and William Blair & Company, L.L.C., as representatives of the several underwriters named therein. The Underwriting Agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s Amended and Restated Certificate of Incorporation, as amended to date, and Restated Bylaws, each as currently in effect, the Registration Statement and the exhibits thereto, the Prospectus, the Underwriting Agreement, the form of Pre-Funded Warrant, and such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant.

BOSTON LOS ANGELES MIAMI NEW YORK SAN DIEGO SAN FRANCISCO TORONTO WASHINGTON

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.

MINTZ Sera Prognostics, Inc. February 10, 2025 Page 2

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such copies, and the truth and correctness of any representations and warranties contained therein. With respect to our opinion as to the Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Common Stock are authorized and available for issuance under the Company’s Amended and Restated Certificate of Incorporation, as amended, as then in effect and that the exercise price per share of the Pre-Funded Warrants is an amount that is not less than the par value of the Common Stock. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

Our opinion expressed herein is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to (i) the qualification of the Shares, the Pre-Funded Warrants or the Pre-Funded Warrant Shares under the securities or blue sky laws of any state or any foreign jurisdiction, or (ii) the compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing, we are of the opinion that (i) the Shares, when issued and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable, (ii) the Pre-Funded Warrants, when paid for in accordance with the terms of the Registration Statement and the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, except as may be limited by bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors in general and the general principles of equity, and (iii) the Pre-Funded Warrant Shares when issued against payment therefor in accordance with the terms and conditions of the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We understand that you wish to file this opinion with the Commission as an exhibit to a Current Report on Form 8-K for incorporation by reference into the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the Prospectus Supplement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

MINTZ Sera Prognostics, Inc. February 10, 2025 Page 3

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.